Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-168303) pertaining to Andatee China Marine Fuel Services Corporation of our report dated April 16, 2012, with respect to the consolidated balance sheet of Andatee China Marine Fuel Services Corporation as of December 31, 2011, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity, and cash flows for the year then ended, included in this Annual Report on Form 10-K.

/s/ Daszkal Bolton, LLP

Boca Raton, Florida

April 16, 2012